                              EMPLOYMENT AGREEMENT


         This Agreement, effective as of October 13, 1999 (the "Effective Date"), is made by and between Stephen J. Hemsley ("Executive") and United HealthCare Corporation ("UnitedHealth Group" or the "Company") for the purpose of setting forth the terms and conditions of Executive's employment by UnitedHealth Group and to protect UnitedHealth Group's knowledge, expertise, customer and provider relationships, and the confidential information UnitedHealth Group has developed about its customers, providers, products, operations, and services. Unless the context otherwise requires, when used in this Agreement all references to "UnitedHealth Group" include any entity affiliated with UnitedHealth Group.

         1. EMPLOYMENT. UnitedHealth Group hereby employs Executive as the President of UnitedHealth Group. Executive shall, during the term of his employment hereunder and subject to the supervision and control of the Chief Executive Officer of UnitedHealth Group, perform such duties, have such power, and exercise such supervision and control with regard to the business of UnitedHealth Group as are commonly associated with or appropriate to the office of the President. Executive shall report to the Chief Executive Officer of UnitedHealth Group. Executive accepts such employment on the terms and conditions set forth in this Agreement and, except as specifically superseded by this Agreement, subject to all of UnitedHealth Group's policies and procedures, as changed from time-to-time, in regard to its employees generally. As of the Effective Date, all other prior employment related agreements between Executive and UnitedHealth Group shall terminate in their entirety and no longer be of any force or effect, except for any outstanding stock options or restricted stock grants which shall continue in accordance with their terms.

         2. COMPENSATION.

         (a) BASE SALARY. Executive shall initially be paid a base annual salary in the amount of $750,000 payable bi-weekly in accordance with UnitedHealth Group's then current payroll practices, less all applicable withholdings and deductions. From time-to-time the Chief Executive Officer shall review Executive's performance and shall consider increasing Executive's compensation.

         (b) ANNUAL STOCK OPTIONS. Executive shall, each calendar year beginning with 1999, receive nonqualified stock option grants to purchase a minimum of 150,000 shares of UnitedHealth Group's Common Stock (the "Annual Options"). The exercise price for each share of common stock underlying the Annual Options shall be the fair market value of one share of UnitedHealth Group Common Stock at the time of the grant and vesting of the Annual Options shall be


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in not more than four equal annual installments commencing the year after the grant based on the achievement of performance goals as determined by the Board of Directors or a committee thereof, provided that each Annual Option shall be fully vested on the ninth anniversary of the date of grant and the Annual Options shall be subject to certain adjustments customary for options of this type and consistent with UnitedHealth Group's options then being granted. Each Annual Option shall be in accordance with and subject to the terms and conditions of the UnitedHealth Group Corporation Amended and Restated 1991 Stock and Incentive Plan, or any substitute or similar successor plan (the "Stock Plan"). Notwithstanding the foregoing provisions of this Section 2(b), the Executive shall be eligible to receive additional awards of options to purchase shares of UnitedHealth Group stock, as determined by the Board of Directors or an authorized committee thereof, in accordance with the normal practices of UnitedHealth Group.

         (c) SPECIAL STOCK OPTION GRANT. In addition to the Annual Options contemplated by Section 2(b) Executive shall also receive an option (the "Special Option") to purchase 500,000 shares of UnitedHealth Group Common Stock. The Special Option shall be substantially in the form of Exhibit 2(c) and shall be subject to the terms and conditions of the Stock Plan. The exercise price for the Special Option shall be $40.125 per share, subject to adjustment as provided in the Stock Plan. The Special Option will expire on the tenth anniversary of its issuance. The Special Option will become exercisable on the ninth anniversary of its issuance, subject to acceleration upon the occurrence of certain performance events as specified in the Special Option.

         (d) BONUS AND STOCK PLANS. Executive shall be eligible to participate in UnitedHealth Group's incentive bonus and other bonus plans and shall be eligible to receive grants or awards pursuant to UnitedHealth Group's stock option and other incentive plans, all in accordance with the terms and conditions of those plans and on a basis consistent with that customarily provided for senior officers at the highest level of UnitedHealth Group. Executive shall be eligible for a target annual payment under UnitedHealth Group's Management Leadership Results Plan or successor plan of at least 125 percent of his then-current base annual salary.

         (e) SPECIAL BONUS. In recognition of Executive's strategic accomplishments over the past two years, Executive shall be entitled to receive a special one-time bonus in the amount of $600,000 (the "Special Bonus"). The Special Bonus shall be paid in cash or UnitedHealth Group Common Stock, as Executive elects upon reasonable notice to the Company. If Executive elects to be paid in Common Stock the shares shall be valued at their closing price on the date of payment. The Special Bonus shall be paid on January 4, 2000, subject only to Executive's continued employment as of such date.


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         (f) EMPLOYEE BENEFITS. Executive shall be eligible to participate in
UnitedHealth Group's other employee benefit plans, including without limitation, any life, health, dental, short-term and long-term disability insurance coverage and any retirement or savings plans, in accordance with the terms and conditions of those plans and on a basis consistent with that customarily provided for senior officers at the highest level of UnitedHealth Group. Executive shall also receive other benefits consistent with his office and position, which benefits shall include, without limitation, an expense allowance the amount of which shall be determined by the Chief Executive Officer and acceptable to Executive, to be used for security considerations, such as home and personal security, tax planning and financial planning expenses.

         (g) SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN. Prior to the end of 2000, UnitedHealth Group shall use its best efforts to establish and provide Executive a supplemental retirement benefit plan, the terms of which shall be reasonable and customary for executives of a similar position in comparably sized companies (the "Supplemental Retirement Plan").

         (h) VACATION AND ILLNESS. Executive shall be entitled to paid vacation and sick leave benefits each year in accordance with UnitedHealth Group's then-current policies and on a basis consistent with that customarily provided for senior officers at the highest level of UnitedHealth Group.

         (i) ADDITIONAL INSURANCE. In addition to any other insurance to which Executive is entitled under Section 2(f), UnitedHealth Group shall provide and pay for, and Executive (or a trust designated by Executive) shall own, a life insurance policy on Executive in an amount equal to $2,000,000 (the "Life Insurance"). UnitedHealth Group shall also make available for Executive to purchase, at Executive's expense, additional life insurance on Executive in an amount equal to $1,000,000 (the "Supplemental Life Insurance"). UnitedHealth Group shall also provide for Executive an individual supplemental long term "own occupation" disability insurance policy, which may be self-insured by UnitedHealth Group, providing for monthly disability income payments to Executive equal to 80% of his annual base salary on the Effective Date of this Agreement, reduced by any monthly payments to Executive under other individual or group disability income plans or policies provided and paid for by UnitedHealth Group (the "Supplemental Long-Term Disability Benefit"). To the extent that such Supplemental Long-Term Disability Benefit is insured, UnitedHealth Group will increase the compensation of Executive by the amount of the insurance premiums and Executive (or UnitedHealth Group on behalf of Executive) will pay such premiums. The Life Insurance and Supplemental Long-Term Disability Benefit policies called for by this subsection shall be maintained throughout the term of this Agreement and during the period for which payments are being made under Section 3(d) and Section 3(g). Executive shall be deemed permanently disabled for purposes of such policy


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if by reason of accident, illness, or injury he is unable to perform any of the principal duties, responsibilities, or functions of his employment for a period of 180 consecutive days (the "qualification period") or such shorter period as provided in the policy for the Supplemental Long-Term Disability Benefit. The monthly disability income payments to Executive shall begin immediately after the running of the qualification period and shall continue throughout the period of Executive's disability for the greater of five years or until Executive reaches age sixty-five. UnitedHealth Group shall compensate Executive on an after-tax basis for any additional income taxes payable by Executive as a result of UnitedHealth Group's payment of premiums with respect to the insurance policies described in this subsection.

         3. TERM AND TERMINATION.

         (a) TERM. The term of this Agreement shall begin on the Effective Date and shall continue in full force and effect until terminated as set forth below.

         (b) TERMINATION OF AGREEMENT.

                  (i) This Agreement and Executive's employment hereunder may be terminated at any time by the mutual written agreement of the parties.

                  (ii) This Agreement and Executive's employment may be terminated by UnitedHealth Group for any reason and at any time upon 30 days' prior written notice to Executive.

                  (iii) Executive may resign his employment and terminate this Agreement without Good Reason (as defined below) upon 30 days' prior written notice to UnitedHealth Group.

                  (iv) This Agreement and Executive's employment shall automatically terminate upon the death or permanent disability (as defined in Section 2(i) above) of Executive.

                  (v) This Agreement and Executive's employment may be terminated by UnitedHealth Group for Cause (as defined below) immediately upon written notice to Executive.

                  (vi) This Agreement and Executive's employment may be terminated by Executive for Good Reason upon 30 days' prior written notice from Executive to UnitedHealth Group specifying such Good Reason, provided that such notice is given within 120 days after the initial occurrence of such Good Reason, and provided further that the events


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         giving rise to Good Reason shall not have been remedied as of the date of such notice.

         (c) TERMINATION OF EMPLOYMENT BY UNITEDHEALTH GROUP FOR CAUSE. If Executive's employment with UnitedHealth Group is terminated by UnitedHealth Group under Section 3(b)(v) for Cause then, upon termination of the Executive's employment:

                  (i) All cash compensation payable to Executive shall cease.

                  (ii) All options to purchase shares of UnitedHealth Group stock shall terminate.

                  (iii) All accrued and unpaid vacation to the date of termination shall be paid to Executive.

                  (iv) Executive's participation in the health care coverage, life insurance, or other employee benefit plans of UnitedHealth Group shall terminate in accordance with applicable law and those plans' terms and conditions. Executive shall receive any benefits payable under Sections 2(f) and (g) of this Agreement, including commencement of the benefit under the Supplemental Retirement Plan, within sixty days of such termination.

         (d) TERMINATION OF EMPLOYMENT BY UNITEDHEALTH GROUP WITHOUT CAUSE OR BY EXECUTIVE FOR GOOD REASON. If Executive's employment with UnitedHealth Group is terminated by UnitedHealth Group under Section 3(b)(ii) without Cause or if Executive's employment with UnitedHealth Group is terminated by Executive under
Section 3(b)(vi) for Good Reason then upon termination of Executive's employment:

                  (i) If such termination does not occur within one year of a Change in Control (as defined below) or, in the case of a termination for Good Reason under clause
                           (F) of the definition of Good Reason, within 30 months after the Change of Control, then for a period of 12 months following the effective date of the termination of employment, Executive shall receive biweekly payments equal to 1/26 of two times the sum of (A) Executive's annualized highest base salary, plus (B) the average of the bonus or incentive compensation paid or payable to Executive for the two most recent calendar years (excluding any special or one-time bonus or incentive compensation payments), less all applicable withholdings or deductions. Provided, however, in the event of any anticipated tax law change during the payment period that would increase Executive's taxes on


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                           such income, Executive may elect to take and
                           receive his remaining compensation under this
                           Section 3(d)(i), discounted at a market rate to the present value thereof, in a single lump sum payable within thirty days after written request therefor setting forth such anticipated tax law change.

                  (ii) If such termination occurs within one year of a Change in Control (as defined below) or, in the case of a termination for Good Reason under clause (F) of the definition of Good Reason, within 30 months after a Change in Control, then for a period of 12 months following the effective date of the termination of employment, Executive shall receive biweekly payments equal to 1/26 of three times the sum of (A) Executive's annualized highest base salary plus (B) the greater of (1) the annual bonus that would be payable to Executive under any incentive compensation plans in which Executive then participates at Executive's then-current target level, or (2) the average of the bonus or incentive compensation paid or payable to Executive for the two most recent calendar years (excluding any special or one-time bonus or incentive compensation payments), less all applicable withholdings or deductions. Provided, however, in the event of any anticipated tax law change during the payment period that would increase Executive's taxes on such income, Executive may elect to take and receive his remaining compensation under this Section 3(d)(ii), discounted at a market rate to the present value thereof, in a single lump sum payable within thirty days after written request therefor setting forth such anticipated tax law change.

                  (iii) If such termination does not occur within one year of a Change in Control or, in the case of a termination for Good Reason under clause (F) of the definition of Good Reason, within 30 months after a Change in Control, then at the time of termination the Board of Directors, or duly authorized committee, of the Company shall give consideration to vesting otherwise unvested options held by Executive and shall also give consideration to the period of time following termination during which Executive may exercise options held by Executive. If such termination occurs within one year of a Change in Control, or, in the case of a termination for Good Reason under clause
                           (F) of the definition of Good Reason, within 30 months after a Change in Control, all options not otherwise vested, including the Special Option issued pursuant to Section 2(c), shall vest upon the change in Control and shall remain exercisable for a period of three years following termination.

                  (iv) Executive shall be entitled to continue participation in the health care coverage as provided in Section 3(i) below and in the other life insurance or other employee benefit plans of UnitedHealth Group including, without limitation, the Supplemental Retirement established


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                           under Section 2(g) of this Agreement and the Life
                           Insurance, the Supplemental Long-Term Disability Benefit provided under Section 2(i) of this Agreement, according to and if permitted by applicable law and those plans' terms and conditions. If Executive cannot be covered under any of UnitedHealth Group's group plans or policies, UnitedHealth Group shall reimburse Executive for his full cost of obtaining comparable alternative group or individual coverage elsewhere, less any contribution that Executive would have been required to make under UnitedHealth Group's group plans or policies. UnitedHealth Group shall compensate Executive on an after-tax basis for any additional income taxes payable by Executive as a result of UnitedHealth Group's payment of premiums with respect to the insurance policies described in this subsection. Executive shall receive any benefits payable under
                           Section 2(f) of this Agreement, as well as the supplemental retirement benefit payable under
                           Section 2(g), within sixty days of such
                           termination.

                  (v) UnitedHealth Group shall pay a reasonable amount for outplacement and job search services for Executive by a firm selected by the Executive and mutually acceptable to UnitedHealth Group.

                  (vi) All accrued and unpaid vacation to the date of termination shall be paid to the Executive.

                  (vii) In the event any of the payments, the acceleration of vesting of stock options or the provision of any other benefits under this Agreement or the Special Option are "parachute payments" within the meaning of, and the regulations, rulings and procedures under, Sections 280G and 4999 of the Internal Revenue Code of 1986, as the same from time to time may be amended (the "Code"), or other related or successor sections and provisions of the Code at any time applicable thereto, and become subject to excise taxes under Section 4999 of the Code, UnitedHealth Group will pay Executive the amount of such excise taxes plus all federal, state, and local taxes applicable to UnitedHealth Group's payment of such excise taxes, including any additional excise taxes due under Section 4999 of the Code with respect to payments made pursuant to this Section 3(d)(vii). All determinations required by this Section 3(d), upon termination of Executive's employment and at UnitedHealth Group's sole expense, shall forthwith be made by UnitedHealth Group's regularly engaged independent public accounting firm. In determining the amount of excise tax which would be payable by the Executive pursuant to Section 4999 of the Code, such accounting firm shall take into consideration and apply all non-includible, excludable and exempt amounts of compensation in accordance with Section 280G of the Code. The parties shall cooperate fully by promptly providing such accounting firm all information required to


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                           complete such determinations. Such determinations
                           shall be set forth in a written statement and analysis thereof issued by such accounting firm which shall be promptly furnished to and shall be binding upon the parties. In the event Executive is subject to any audit with respect to the amount of such excise taxes, Executive and UnitedHealth Group will mutually cooperate in contesting such audit; provided that UnitedHealth Group will pay the cost of such contest and will reimburse Executive on an after tax basis for any additional excise taxes payable as a result of such audit and for any income taxable to Executive as a result of UnitedHealth Group paying the cost of such audit and any additional excise taxes. In the event any such audit results in a refund, Executive will turn over the refund to UnitedHealth Group less any income taxes incurred by Executive in respect of the receipt of the refund.

         (e) TERMINATION OF EMPLOYMENT BY EXECUTIVE WITHOUT GOOD REASON. If Executive's employment with UnitedHealth Group is terminated by Executive under
Section 3(b)(iii) without Good Reason then upon termination of Executive's employment:

                  (i) All cash compensation payable to Executive shall cease.

                  (ii) Executive shall be entitled to continue participation in the health care coverage as provided in Section 3(i) below and Executive's participation in the life insurance or other employee benefit plans of UnitedHealth Group, including, without limitation, the Supplemental Retirement Plan, Life Insurance, and the Supplemental Long-Term Disability Benefit, shall terminate in accordance with applicable law and those plans' terms and conditions. Executive shall receive any benefits payable under Section 2(f) of this Agreement, as well as the benefit under the Supplemental Retirement Plan, within 60 days of such termination.

                  (iii) All accrued and unpaid vacation to the date of termination shall be paid to the Executive.

         (f) TERMINATION OF EMPLOYMENT IN THE EVENT OF DEATH. If Executive's employment with UnitedHealth Group is terminated under Section 3(b)(iv) due to the death of Executive then upon termination of Executive's employment:

                  (i) For a period of twelve months from the date of Executive's death Executive's beneficiaries shall receive (A) biweekly payments equal to 1/26 of Executive's annualized highest base salary as of the date of Executive's employment termination, plus (B) the average of the bonus or incentive compensation paid or payable to Executive for the two most recent calendar years (excluding any special or one-time bonus or incentive


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         compensation payments), less all applicable withholdings or deductions. Provided, however, in the event of any anticipated tax law change during the payment period that would increase Executive's taxes on such income, Executive's beneficiaries may elect to take and receive his remaining compensation under this Section 3(f)(i), discounted at a market rate to the present value thereof, in a single lump sum payable within thirty days after written request therefor setting forth such anticipated tax law change.

                  (ii) Executive's beneficiaries shall be entitled to receive all proceeds from the Life Insurance and Supplemental Life Insurance, if any, provided in accordance with this Agreement and any benefit payable under Section 2(f) of this Agreement, as well as the benefits under the Supplemental Retirement Plan. Executive's spouse and dependent children under age 25 shall continue to receive health care coverage as provided in Section 3(i) of this Agreement.

                  (iii) Any stock options or grants awarded Executive under any of UnitedHealth Group's stock option or grant or similar stock plans, other than the Special Option issued pursuant to Section 2(c), shall vest immediately upon Executive's death and shall be exercisable by Executive's beneficiaries during a period of three years following the termination.

                  (iv) All accrued and unpaid vacation to the date of termination shall be paid to the Executive's estate.

         (g) TERMINATION OF EMPLOYMENT IN THE EVENT OF DISABILITY. If Executive's employment with UnitedHealth Group is terminated under Section 3(b)(iv) due to the permanent disability of Executive then upon termination of Executive's employment:

                  (i) For a period of twelve months from the effective date of Executive's disability Executive shall receive (A) biweekly payments equal to 1/26 of Executive's annualized highest base salary as of the date of Executive's employment termination, plus (B) the average of the bonus or incentive compensation paid or payable to Executive for the two most recent calendar years (excluding any special or one-time bonus or incentive compensation payments), less all applicable withholdings or deductions. Provided, however, in the event of any anticipated tax law change during the payment period that would increase Executive's taxes on such income, Executive may elect to take and receive his remaining compensation under this Section 3(g)(i), discounted at a market rate to the present value thereof, in a single lump sum payable within thirty days after written request therefor setting forth such anticipated tax law change.


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                  (ii) Executive, his spouse and children under 25 shall
         continue to receive health care coverage in accordance with Section 3(i) of this Agreement. Executive shall receive the Supplemental Long-Term Disability Disability Benefit under Section 2(i) and any disability benefits provided under any other employee benefit plans or compensation policies of UnitedHealth Group to executive officers of similar rank in accordance with applicable law and those plans' terms and conditions. Executive shall receive any benefits payable under
         Section 2(f) of this Agreement and the benefit under the Supplemental Retirement Plan within sixty (60) days of such termination.

                  (iii) Any stock options or grants awarded Executive under any of UnitedHealth Group's stock option or grant or similar stock plans, other than the Special Option issued pursuant to Section 2(c) shall vest immediately and shall be exercisable during the period of three years following the termination.

                  (iv) All accrued and unpaid vacation to the date of termination shall be paid to the Executive.

         (h) DEFINITIONS. For purposes of this Agreement:

                  (i) "Cause" means (A) the willful and continued failure by Executive substantially to perform his duties hereunder (other than any such failure resulting from his disability or from termination by Executive for Good Reason), after a written demand for substantial performance is delivered to Executive that specifically identifies the manner in which Executive has not substantially performed his duties, and Executive has not remedied such failure within a reasonable time after receipt of such written notice; (B) a violation of UnitedHealth Group's Code of Conduct that is materially detrimental to UnitedHealth Group and that Executive has not remedied within a reasonable time after receipt of a written notice from UnitedHealth Group that specifically identifies such violations; (C) the conviction of Executive of a felony; or (D) any other willful and material breach of this Agreement by Executive that Executive has not remedied within a reasonable time after receipt of a written notice from UnitedHealth Group that specifically identifies such breach. For purposes of this paragraph, no act, or failure to act, on Executive's part will be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of UnitedHealth Group.

                  (ii) "Change in Control" means (A) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2)


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         of the Securities Exchange Act of 1934, as amended (the "Exchange
         Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding shares of common stock of UnitedHealth Group (the "Outstanding Common Stock"); (B) individuals who, as of the date hereof, constitute UnitedHealth Group's Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the UnitedHealth Group Board of Directors, provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by UnitedHealth Group's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange
         Act) or other actual or threatened solicitation of proxies or consents; (C) the approval by the stockholders of UnitedHealth Group of a reorganization, merger or consolidation, in each case, with respect to which the beneficial owners of the Outstanding Common Stock immediately prior to such reorganization, merger or consolidation, beneficially own, directly or indirectly, less than two-thirds of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation; or (D) the approval by the stockholders of UnitedHealth Group of (i) a complete liquidation or dissolution of UnitedHealth Group or (ii) the sale or other disposition of all or substantially all of the assets of UnitedHealth Group.

                  (iii) "Good Reason" means (A) the assignment to Executive of any duties inconsistent in any respect with Executive's position (including status, offices, titles and reporting relationships), authority, duties or responsibilities as contemplated by Section 1 or any other action by UnitedHealth Group which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by UnitedHealth Group promptly after receipt of notice thereof given by Executive; (B) the failure by UnitedHealth Group to elect Executive to the position of the President or any other action by UnitedHealth Group which results in the diminution of Executive's position, authority, duties, or responsibilities, excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Group promptly after receipt of notice thereof given by Executive; (C) any failure of UnitedHealth Group to pay base salary or incentive compensation or to grant Annual
         Options in accordance with Section 2(a), (b) and (d) or any failure by UnitedHealth Group to maintain or provide the plans, programs, policies and practices, or benefits described in Section 4(f), (g),
         (h) and (i) on the most favorable basis such plans programs, policies and practices were maintained and benefits are provided to Executive on the Effective Date; (D) UnitedHealth Group's requiring Executive to be based at any office or location other than its principal executive offices at its current location in Minnetonka, Minnesota or within twenty-five miles of such current location, except for travel reasonably required in the performance of the Executive's responsibilities; (E) any purported termination by UnitedHealth Group of Executive's employment otherwise than as expressly permitted by this Agreement; (F) the resignation or termination of William W. McGuire, M.D., as Chief Executive Officer of UnitedHealth Group for any reason, provided, however, that the initial occurrence of Good Reason by reason of Dr. McGuire's termination or resignation shall not exist for the purposes of this clause (F) until twelve months after the effective date of such resignation or termination by Dr. McGuire; (G) any other material breach of this Agreement by UnitedHealth Group that is not remedied within a reasonable time after written notice from Executive to UnitedHealth Group that specifically identifies such breach; or (H) any failure by UnitedHealth Group to comply with and satisfy Section 5(a) of this Agreement. For purposes of the definition of "Good Reason," any good faith determination of "Good Reason" made by the Executive on or after the Change of Control Date shall be conclusive.

         (i) HEALTH CARE CONTINUATION COVERAGE. Notwithstanding any other provision of this Agreement to the contrary, if Executive's employment is terminated for any reason other than by UnitedHealth Group for Cause, UnitedHealth Group shall continue to provide, at no cost to Executive, health care coverage for Executive and his wife until each of them has reached age 65 and for his dependent children until they attain age 25, as in effect on the date of termination. UnitedHealth Group's obligation so to provide health care coverage shall cease at such time as Executive becomes eligible for health care coverage from another employer. If Executive, his wife, or his dependent children under the age of 25 cannot be covered under any of UnitedHealth Group's group plans or policies, UnitedHealth Group shall reimburse Executive for his full cost of obtaining comparable alternative group or individual coverage elsewhere, less any contribution that Executive would have been required to make under UnitedHealth Group's group health plans or policies. UnitedHealth Group shall compensate Executive on an after-tax basis for any additional income taxes payable by Executive as a result of UnitedHealth Group's payment of premiums with respect to the insurance policies described in this subsection.


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



4.       PROPERTY RIGHTS, CONFIDENTIALITY, NON-SOLICIT AND NON-COMPETE
PROVISIONS.

         (a)      PROPERTY RIGHTS.

                  (i) Executive shall promptly disclose to UnitedHealth Group in writing all inventions, discoveries, and works of authorship, whether or not patentable or copyrightable, which are conceived, made, discovered, written, or created by Executive alone or jointly with another person, group, or entity, whether during the normal hours of employment at UnitedHealth Group or on Executive's own time, during the term of this Agreement. Executive assigns all rights to all such inventions and works of authorship to UnitedHealth Group. Executive shall give UnitedHealth Group any of the assistance it reasonably requires in order for UnitedHealth Group to perfect, protect and use its rights to inventions and works of authorship.

         This provision shall not apply to an invention, discovery, or work of authorship for which no equipment, supplies, facility, or trade secret information of UnitedHealth Group was used and which was developed entirely on the Executive's own time and which does not relate to the business of UnitedHealth Group, to UnitedHealth Group's anticipated research or development, or does not result from any work performed by Executive for UnitedHealth Group.

                  (ii) Executive shall not remove any records, documents, or any other tangible items (excluding Executive's personal property) from the premises of UnitedHealth Group in either original or duplicate form, except as is needed in the ordinary course of conducting business for UnitedHealth Group.

                  (iii) Executive shall immediately deliver to UnitedHealth Group, upon termination of employment with UnitedHealth Group, or at any other time upon UnitedHealth Group's request, any property, records, documents, and other tangible items (excluding Executive's personal property) in Executive's possession or control, including data incorporated in word processing, computer, and other data storage media, and all copies of such records, documents, and information, including all Confidential Information, as defined below.

         (b) CONFIDENTIAL INFORMATION. During the course of his employment Executive will develop, become aware of, and accumulate expertise, knowledge, and information regarding UnitedHealth Group's organization, strategies, business, and operations and UnitedHealth Group's past, current, or potential customers, providers, and suppliers. UnitedHealth Group considers such expertise,

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


knowledge, and information to be valuable, confidential, and proprietary, and it shall be considered Confidential Information for purposes of this Agreement. During this Agreement and at all times thereafter Executive shall not use such Confidential Information or disclose it to other persons or entities except as is necessary for the performance of Executive's duties for UnitedHealth Group or as has been expressly permitted in writing by UnitedHealth Group. Provided, however, that the foregoing covenant shall not apply to any information possessed by Executive prior to his employment by UnitedHealth Group, or to any information which is in or has entered the public domain or has been disclosed within any industry segment in which UnitedHealth Group or any subsidiary or affiliated company of UnitedHealth Group operates by or pursuant to the authority of UnitedHealth Group or any subsidiary or affiliated company of UnitedHealth Group.

         (c) NON-SOLICITATION. During (i) the term of this Agreement, (ii) any period for which Executive is entitled to receive payments under Section 3 of this Agreement, notwithstanding any lump-sum payment that Executive might receive under Section 3(d)(i) or (ii), (iii) any period following the termination of this Agreement in which Executive remains employed by UnitedHealth Group, and (iv) for a period of one year after the last day of the latest of any period described in (i), (ii) or (iii), Executive shall not directly or indirectly attempt to hire away any then-current employee of UnitedHealth Group or a subsidiary of UnitedHealth Group or to persuade any such employee to leave employment with UnitedHealth Group.

         (d) NON-COMPETITION.

                  (i) During (A) the term of this Agreement, (B) any period for which Executive is entitled to receive payments under Section 3 of this Agreement, notwithstanding any lump-sum payment that Executive might receive under Section 3(d)(i) or (ii), and (C) any period following termination of this Agreement in which Executive remains employed by UnitedHealth Group (the "Restriction Period"), Executive shall not directly or indirectly solicit, divert, or take away from UnitedHealth Group, or attempt to solicit, divert, or take away from UnitedHealth Group, the business of any person, partnership, company, or corporation with which UnitedHealth Group has established a business or customer relationship; PROVIDED, HOWEVER, that this Section 4(d)(i) shall apply only to the business(es) in which UnitedHealth Group was engaged prior to or planned to be engaged in within six months after the termination of this Agreement.

                  (ii) During the Restriction Period, without UnitedHealth Group's prior written consent, Executive shall not engage or participate, either individually or as an employee, consultant or principal, partner, agent, trustee, officer or director of a corporation, partnership, or other business entity, in any business in which UnitedHealth Group or any of the UnitedHealth Group Companies is engaged; PROVIDED, HOWEVER, that this Section 4(d)(ii) shall apply only to businesses whose primary business is in competition with a material business of UnitedHealth Group as of the date of termination of this Agreement.

                  (iii) Executive's obligations under this Section 4(d) shall remain in effect only so long as UnitedHealth Group continues to make the payments and provide the benefits specified in Section 3(d) notwithstanding any lump sum payment that Executive might receive under
         Section 3(d)(i) or (ii) (though UnitedHealth Group shall have no option to discontinue such payments on its own).

                  (iv) If Executive elects to terminate Executive's employment pursuant to Section 3(b)(iii), UnitedHealth Group may elect to have the provisions of this Section 4(d) be in effect for up to 12 months following the effective date of such resignation if during such period UnitedHealth Group makes the payments specified in Section 3(d)(i). To be effective UnitedHealth Group shall notify Executive of its intention to make payments hereunder within ten days following Executive's notice of resignation.

5.       MISCELLANEOUS.

         (a) ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective legal and personal representatives, heirs, successors, and assigns, but may not be assigned by either party (except by operation of law upon death or disability of Executive and except that UnitedHealth Group may assign its obligations hereunder to a wholly owned subsidiary provided that such assignment shall not relieve UnitedHealth Group of its obligations under this Agreement) without the prior written consent of the other party. UnitedHealth Group will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that UnitedHealth Group is required to perform under this Agreement if no such succession had taken place. As used in this Agreement, "UnitedHealth Group" shall mean each as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         (b) NOTICES. All notices under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, return receipt requested, postage prepaid, to the party to receive the same at the address set forth below or at such other address as may have been furnished by proper notice.

         UnitedHealth Group:            300 Opus Center
                                        9900 Bren Road East
                                        Minnetonka, MN 55343
                                        Attn:  General Counsel

                  Executive:

         (c) ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties with respect to its subject matter and may be amended or modified only by a subsequent written amendment executed by the parties. This Agreement replaces and supersedes any and all prior employment or employment related agreements and understandings, including any letters or memos which may have been construed as agreements, between Executive and UnitedHealth Group or any of its subsidiaries and affiliated companies.

         (d) CHOICE OF LAW. This Agreement shall be construed and interpreted under the applicable laws and decisions of the State of Minnesota.

         (e) WAIVERS. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver; nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of any right or remedy.

         (f) ADEQUACY OF CONSIDERATION. Executive acknowledges and agrees that he has received, prior to or contemporaneously with the Effective Date, adequate consideration from UnitedHealth Group to enter into this Agreement.

         (g) DISPUTE RESOLUTION AND REMEDIES. Any dispute arising between the parties relating to this Agreement or to Executive's employment by UnitedHealth Group shall be resolved by binding arbitration held in the City of Minneapolis pursuant to the Rules of the American Arbitration Association, except as hereinafter expressly modified. If the disputing and responding parties are unable to agree upon a resolution within forty-five business days after the responding party's receipt of written notice from the disputing party setting forth the nature of the dispute, within the following ten business days the disputing and responding parties shall select a mutually acceptable single arbitrator to resolve the dispute or, if the parties fail or are unable to do so, each shall within the following ten business days select a single arbitrator, and the two so selected shall select a third arbitrator within the following ten business days. Such single arbitrator or, as the case may be, panel of three arbitrators acting by majority decision, shall resolve the dispute within sixty days after the date such arbitrator, or the last of them so selected, is selected, or as soon thereafter as practicable. If either party refuses or fails to select an arbitrator within the time therefor, the other party may do so on such refusing or failing party's behalf. The arbitrators shall have no power to award any punitive or exemplary damages or may construe or interpret but shall not ignore or vary the terms of this Agreement and shall be bound by controlling law. The parties acknowledge that Executive's failure to comply with the Confidentiality, Non-Solicit and Non-Compete provisions of this Agreement will cause immediate and irreparable injury to UnitedHealth Group and that therefore the arbitrators, or a court of competent jurisdiction if an arbitration panel cannot be immediately convened, will be empowered to provide injunctive relief, including temporary or preliminary relief, to restrain any such failure to comply. The party not prevailing in the proceeding shall bear the costs and expenses thereof, including without limitation, the reasonable attorneys' fees of the prevailing party. The arbitration award or other resolution may be entered as a judgment at the request of the prevailing party by any court of competent jurisdiction in Minnesota or elsewhere.

         (h) SURVIVAL. The provision of Sections 2(f), 2(g), 2(i), 3(c)-3(i), 4 and 5 shall survive any termination of this Agreement.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION THAT MAY BE ENFORCED BY THE PARTIES.



         IN WITNESS WHEREOF, this Agreement has been signed by the parties hereto on the date set forth below.


UnitedHealth Group                     Stephen J. Hemsley



By:
   ---------------------------         --------------------------------
Date:                                  Date:
     -------------------------              ---------------------------


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